CORPORATE DISCLOSURE POLICY
Dated July 26, 2012

It is the policy of Online Internet Network, Inc. (“the Company”) to ensure the informative, timely and accurate disclosure of material information, as defined by federal securities laws.  This Corporate Disclosure Policy (the “Policy”) applies to all directors, officers and employees of the Company and the Company’s subsidiaries (collectively, the “Employees”). This Policy is effective as of the date set forth above.

Authorized Spokespeople:  The President, CFO and other individuals designated by management shall be authorized spokespeople for all person(s) seeking information about the Company’s financial and business affairs.

Public Disclosure:  The Company shall comply with all applicable laws and regulations regarding the timely disclosure of material information.  No Employee shall disclose material information regarding the Company to any person(s) until it has been generally disseminated to the public in accordance with this Policy.   Limited exceptions to this prohibition may be made where disclosure is made to the Company’s auditors, legal counsel, underwriters or other professional advisors in the necessary course of the Company’s business.  If it is determined that previously undisclosed material information has been disclosed, the Company shall immediately disclose the information through appropriate filings.

Press Releases:  All press releases shall be accurate and complete and should contain enough detail to enable the public to understand the substance and importance of the event being disclosed.

Market Rumors:  It is the Company’s general policy not to respond to market rumors unless required by applicable regulatory authorities or where the failure to respond could have serious ramifications for the Company.

Maintaining Confidentiality:  Employees shall not communicate confidential information to anyone else, unless it is necessary to do so in the ordinary course of business, and appropriate arrangements are in place to protect the confidentiality of the information including, if necessary, written confidentiality agreements.

Forward-Looking Information:  The Company may provide forward-looking information in accordance with applicable securities law requirements, using safe-harbor guidelines, and including appropriate disclaimers.

Presentations and Meetings:  Authorized spokespeople may meet with analysts, investors and other similar persons on an individual or group basis from time to time.  Such meetings should focus on generally disclosed information subject to any exceptions provided herein.

Analyst Reports:  The Company may be requested to review draft analyst reports from time to time.  Only authorized spokespeople will comment on such reports and such comments will be limited to publicly disclosed information.

Corporate Website:  Disclosure of information on the Company’s corporate website does not in and of itself constitute adequate public disclosure of such information. Material information which has not otherwise been disclosed in accordance with this Policy will not be posted on the Company’s corporate website.  A copy of this Policy shall be posted on the corporate website.

Discussion Boards and Chat Rooms:  The Company permits Employees to participate in communications concerning the Company’s corporate matters in a manner consistent with the SEC’s rules encouraging Electronic Shareholder Forums.  As always, Employees may not disclose confidential or material non-public information, and they must identify themselves by name and corporate title.

Disclosure File:  The Company shall maintain a file containing all of its public information, including SEC filings, press releases, analyst reports and the like.

Periodic Review:  This Policy has been approved by the Company’s Board of Directors, and shall be reviewed periodically.  Any revisions to this Policy shall be in writing and shall be made with the approval of the Board of Directors.

Implementation:  If any person(s) are concerned that there may have been a violation of this Policy, they shall promptly bring their concerns to the attention of the General Counsel or, if necessary, the CEO or CFO.  Outside counsel may be appointed to consult and/or render an opinion.